EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context which they appear, and the use of our reports effective December 31, 2012; December 31, 2011; and December 31, 2010, in the Double Eagle Petroleum Co. Annual Report on Form 10-K/A for the year ended December 31, 2012, to be filed with the U.S. Securities and Exchange Commission on or about May 3, 2013. We also consent to the references to and the incorporation by reference of our exhibit letter dated February 26, 2013, as of December 31, 2012, in the Annual Report on Form 10-K/A for the year ended December 31, 2012.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E. Executive Vice President

Dallas, Texas

May 2, 2013